Taubman Centers, Inc. 200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan 48304-2324	T 248.258.6800 www.taubman.com

CONTACT:
Karen Mac Donald	Brooke Houghton
Taubman, Director, Communications	Jones Lang LaSalle
248-258-7469	312-228-2387
kmacdonald@taubman.com	brooke.houghton@am.jll.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

REGENCY SQUARE TRANSFERRED TO THE MORTGAGE LENDER

BLOOMFIELD HILLS, Mich., January 5, 2012 - - Taubman Centers, Inc. (NYSE:  TCO) today announced the mortgage lender for Regency Square (Richmond, Va.) accepted a deed in lieu of foreclosure on the property.  Title to the property has been transferred to the mortgage lender on behalf of LNR Partners, LLC as special servicer.  As a result, Taubman has been relieved of $72.2 million of debt obligations plus accrued interest associated with the property. LNR Partners, LLC has hired Jones Lang LaSalle to lease and manage the mall and Taubman will work with them for a one month transition period.

Regency Square is an 820,000 square foot shopping center, built in 1975, and anchored by Macy’s (two locations), JCPenney and Sears.  Taubman acquired the property in 1997.  In the third quarter of 2009 in the face of a weakened economy, declining net operating income and increasing capital expenditure requirements at the center, the company announced it would recognize an impairment charge of $59 million on its investment.  Subsequently, the Board of Directors of Taubman Centers concluded that it was in the best interest of the company to discontinue its financial support of Regency Square.

The company has been recognizing charges to Funds from Operations (FFO) and net losses from the center, including the impact of default interest on the center’s mortgage debt.  For the nine months ended September 30, 2011, these charges have totaled $(0.03) per diluted share of FFO and $(0.05) per diluted common share of net loss. Charges accrue through the date of disposition.  In addition the company expects to recognize in the fourth quarter of 2011 a non-cash accounting gain estimated to be in excess of $45 million, representing the difference between the book value of the center’s debt and other obligations extinguished and the net book value of the property.

Taubman will continue to own and manage Stony Point Fashion Park, its other property in Richmond.

-more-

Regency Square /2

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 26 U.S. owned, leased and/or managed properties, the most productive in the industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan, and its Taubman Asia subsidiary is headquartered in Hong Kong.  For more information about Taubman, visit www.taubman.com.

References in this press release to “Taubman Centers,” “company” or “Taubman” mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities.  Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the continuing impacts of the U.S. recession and global credit environment, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.
#   #   #